EXHIBIT 10.28.4

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN REDACTED PROVISIONS OF THIS AGREEMENT. THE REDACTED PROVISIONS ARE IDENTIFIED BY THREE ASTERISKS ENCLOSED BY BRACKETS AND UNDERLINED. THE CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

FIRST AMENDMENT TO SERVICES AGREEMENT

AMENDMENT, made as of November 4, 2003, between EXULT, INC. (“Service Provider”) a Delaware corporation, with an office at 121 Innovation Drive, Suite 200, Irvine, California 92612, and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation, having an office at 751 Broad Street, Newark, New Jersey 07102-2992, including its subsidiaries and affiliates (“Client”).

W I T N E S S E T H

WHEREAS:

A. Client and Service Provider entered into a written Services Agreement dated January 11, 2002 and as amended (hereinafter “Agreement”), covering, among other things, the human resources administration, processing and related services to be provided to Client;

B. Client and Service Provider desire to amend the Agreement to revise the terms and conditions of Client premises and resources to be provided to Service Provider.

NOW, THEREFORE, in consideration of the following mutual terms and conditions, the Agreement is hereby amended as follows:

FIRST: Section 11.3 (Client Resources) of the Agreement is deleted and replaced in its entirety with the following:

“11.03 Client Resources

(a) Commencing on the Effective Date and continuing until the expiration of the Transition Period (“Transition Date”), including during the In-Situ Periods, Client shall provide to Service Provider, [***]* and subject to Section 11.04, the use of the space in Client’s premises that Service Provider may from time to time reasonably require for members of the Project Staff who are directly involved in the provision or coordination of Services at Client Service Locations, in connection with the performance of the Services, together with office furnishings, telephone equipment and services, janitorial services, utilities and office-related equipment, supplies and duplicating services reasonably necessary in connection with the performance of the Services.

(b) From and after the Transition Date and continuing through the remainder of the Term of the Agreement, for so long as Service Provider requires the same for the performance of the Services, Client, at its sole discretion, shall, subject to Section 11.04, have the right to grant Service Provider a license to use and occupy designated space in selected Client Service Locations (i) pursuant to terms and conditions set forth in a separate license agreement for each location, substantially in the form annexed hereto as Exhibit “A”, and (ii) at a monthly license fee to be determined for each particular location, which location shall be set forth in such license agreement. Such licensed premises shall be used by Project Staff who are directly involved in the provision or coordination of Services at Client Service Locations, in connection with the performance of the Services. The cost for heating, ventilation, air conditioning, electricity for normal office use, and janitorial services provided to the licensed premises shall be borne by [***]* and shall be included in the license fee. Except as otherwise provided in this Agreement, Service Provider shall be solely responsible for providing its computer hardware and software, and office-related equipment, necessary for the conduct of its business within the licensed premises. Except as otherwise provided in this Agreement, Client shall in no event be required to sell any Client Machines or Client Software to Service Provider. To the extent necessary, Client and Service Provider shall coordinate network and voice configuration for Service Provider’s business operations within the licensed premises. Service Provider shall be solely responsible for providing supplies and duplicating services reasonably necessary in connection with the performance of the Services. In the event that Client, at Service Provider’s request, agrees to furnish the licensed premises with office furnishings, or other services and supplies, Service Provider agrees to purchase such office furnishings, or other services and supplies, pursuant to a bill of sale and for a purchase price to be mutually agreed upon by the parties and to be paid to Client. Otherwise, Service Provider shall, at its sole cost and expense, provide its own office furnishings, or other services and supplies necessary for the conduct of its business within the licensed premises. Service Provider may use such space strictly to perform the Services and not to provide services or conduct business for third parties, unless otherwise agreed in writing by the Parties.

(c) In addition, Client shall, in its sole discretion, provide to Service Provider, [***]* and subject to Section 11.04, the use of up to [***]* rentable square feet of space in any given Client Service Location that Service Provider may from time to time reasonably require for Project Staff who are directly involved in the provision or coordination of Services at Client Service Locations, in connection with the performance of the Services, together with office furnishings, telephone equipment and services, janitorial services, utilities and office-related equipment, supplies and duplicating services reasonably necessary in connection with the performance of the Services. In the event that the Client Service Location that is leased by Client, then Client and Service Provider shall enter into the form of License Agreement annexed hereto as Exhibit “A”, subject to the written consent of the applicable landlord, if required. Service Provider may use such space strictly to perform the Services and not to provide or market services or conduct business for third parties, unless otherwise agreed in writing by the Parties.”

SECOND: Except for the provisions of this Amendment, all the terms, covenants and conditions contained in the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:

Name:
Title:

EXULT, INC.

By:

Name:
Title:

EXHIBIT A

Form License Agreement

LICENSE AGREEMENT

This License Agreement, including all exhibits hereto (“Agreement”) is made as of the 1st day of                      200   (“Effective Date”) by and among The Prudential Insurance Company of America, a New Jersey corporation, having an office at Two Gateway Center - 17th Floor, Newark, New Jersey 07102, Attn: Corporate Real Estate/Lease Admin. (“Prudential”), and Exult, Inc., a Delaware corporation, having an office at 121 Innovation Drive, Suite 200 Irvine, CA 92612- (“Exult”).

WITNESSETH:

WHEREAS, Prudential wishes to license certain office space to Exult, and Exult wishes to receive a license with respect to such office space;

NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants herein contained, Prudential and Exult hereby agree as follows:

1. (a) License and Term. Prudential hereby grants Exult (i) a sole and exclusive (even as to Prudential) right and license to use and occupy approximately              square feet of space on a portion of the              Floor of Prudential’s leased premises (“Licensed Premises”) located at                      (“Building”), shown outlined on the attached Floor Plan (Exhibit A), and (ii) as appurtenant to the Licensed Premises, rights to use in common, (a) the common lobbies, hallways, stairways and elevators of the Building serving the Licensed Premises in common with others for the purpose of ingress and egress to and from the Licensed Premises, (b) common walkways necessary for access to the Building for the purpose of ingress and egress to and from the Licensed Premises, (c) if the Licensed Premises include less than the entire rentable area of any floor, the common restrooms, kitchens and other common facilities of such floor, [and (d) at no charge to Exult, a reasonable number of parking spaces in the                  Garage/parking facility, or alternate Prudential garage location, for Exult’s personnel and visitor parking for Exult’s recruits,] for a term (“Term”) commencing on                 , 200   (“Commencement Date”), subject to the written consent of Landlord (as defined in Section 3(a) below) as set forth in Section 12 below, and expiring on                 , 20     (“Expiration Date”), or sooner if terminated pursuant to this Agreement. Either Prudential or Exult may, in its sole discretion, elect to terminate this Agreement, upon at least ninety (90) days’ written notice to the other. Notwithstanding anything to the contrary contained herein, in the event of a termination of that certain Services Agreement between Exult and Prudential dated as of January 11, 2002 (the “Services Agreement”) pursuant to Article 21 therein in whole or in part, if such part encompasses recruiting services, per Section 21.05 of the Services Agreement (but subject to Section 21.08 of the Services Agreement, as applicable), this Agreement shall also terminate on the effective date of the Services Agreement termination, and Exult shall vacate and surrender possession of the Licensed Premises to Prudential in accordance with Paragraph 12 hereinbelow.

[Optional

(b) Option to Renew.

Prudential hereby grants Exult              consecutive one (1) year options to renew the term of this Agreement, upon the following terms and conditions:

(i) Each renewal term shall be for one (1) year, the first renewal term commencing on                 , 20    , and the second renewal term commencing on                 , 20    ;

(ii) Exult must exercise the option, if at all, upon at least 120 days’ notice to Prudential, prior to the Expiration Date of the initial term;

(iii) At the time Exult delivers its notice of election to renew to Prudential, this Agreement shall be in full force and effect and Exult shall not then be in default under any of the terms and conditions of this Agreement beyond any applicable cure period; and

(iv) The renewal term shall be upon the same terms, covenants and conditions contained in this Agreement, except that the annual License Fee, as defined in Article 4 below, shall be the then current base rent and additional rent charges payable by Prudential under the Prime Lease for the Licensed Premises as of the effective commencement date of the renewal.]

2. Access. During the Term, Exult shall have access to and be entitled to use and occupy the Licensed Premises to the same extent as Prudential is entitled to access the Licensed Premises under the Prime Lease (as defined below). Exult shall have access to the Licensed Premises 24 hours per day, 7 days per week during the Term. [24/7 access subject to building hours]

3. (a) Permitted Use. The Licensed Premises are to be occupied solely by Exult and its subcontractors and agents, (i) for the General Office Use as defined in that certain Lease Agreement dated                 , [as amended,] (“Prime Lease”) between                              as “Landlord”, and Prudential, as “Tenant”, for

premises consisting of                  rentable square feet of office space (of which the Licensed Premises form a part) on the Floor(s)             of the Building, (ii) for the conduct of [recruiting][compensation][benefits][payroll] services, unless otherwise agreed to by the parties in writing, and (iii) in compliance with applicable law and the Prime Lease. A copy of the Prime Lease as it exists as of the Effective Date of this Agreement is attached hereto as Exhibit D.

Exult and Prudential acknowledge and agree that the Licensed Premises constitute a Client Service Location, as defined in the Service Agreement; and Exult agrees to comply with all terms, covenants, obligations and conditions under the Service Agreement with respect to Exult’s use and occupancy of a Client Service Location, including but not limited to, compliance with Prudential’s physical safety and system security policies and procedures, access to the Client Machines, Client Network and Client Software (as defined in the Services Agreement), the development and maintenance of Data Safeguards (as defined in the Services Agreement), compliance with Article 18 of the Service Agreement, and to keep the Licensed Premises in good order. [Notwithstanding the foregoing or any conflicting provision in the Services Agreement, Prudential agrees that Exult may perform services for third party clients in the Licensed Premises, provided that such third party is not now or becomes in the future a competitor of Prudential, as defined in Schedule AB (Client Competitors) of the Services Agreement.]

[Optional (b) Sale of Prudential’s Furnishings. Simultaneously upon the execution of this Agreement, Prudential, as seller, shall sell, transfer and convey to Exult, as buyer, all of Prudential’s right, title and interest in and to certain Prudential office furniture and related equipment (“Prudential Furnishings”) as described in Exhibit E attached to this Agreement and incorporated herein by this reference to be placed in the Licensed Premises on or before the Commencement Date, pursuant to a separate Bill of Sale and for a purchase price of $                . Prudential represents and warrants to Exult that (i) it is the current owner of the Prudential Furnishings, (ii) the Prudential Furnishings are not subject to any liens or encumbrances, (iii) Prudential has the ability to convey the Prudential Furnishings to Exult without the consent of any other party, and (iv) the Prudential Furnishings do not form part of the fixtures and fittings owned or held by the Landlord under the Prime Lease. Prudential and Exult hereby agree that, at the end of the term of this Agreement, or sooner termination as provided herein, Exult shall remove the Prudential’s Furnishings from the Licensed Premises in accordance with Paragraph 12 hereinbelow, and shall repair any damage caused by such removal. ]

(c) Prohibited Uses. Exult shall not use, or suffer or knowingly permit the use of, or suffer or knowingly permit anything to be done in or anything to be brought into or kept in or about the Licensed Premises or the Building or any part thereof (i) for any unlawful purposes or in any unlawful manner, or (ii) for any purpose not permitted under the Prime Lease, including, but not limited to, any purpose that impairs or adversely interferes with or tends to impair or adversely interfere with any of the Building services or the proper and economic heating, cleaning, air conditioning or other servicing of the Licensed Premises or Prudential’s leased premises, or with the use of any of the other areas of the Building, or occasion discomfort, inconvenience or annoyance to, any of the tenants or other occupants of the Building. Exult shall not install any electrical or other equipment exceeding normal electrical capacity for the Licensed Premises which, in the reasonable judgment of Prudential and Landlord, might cause any such impairment, interference, discomfort, inconvenience or annoyance.

4. License Fee. As a monthly license fee (“License Fee”) for Exult’s use and occupancy of the Licensed Premises, during the Term Exult shall pay Prudential the monthly amount of $                 per month (i.e., $                /sf/annum). Exult hereby agrees to pay the License Fee to Prudential in advance each calendar month on the first day of each calendar month during the Term commencing upon execution of this Agreement without any setoff, abatement or deduction whatsoever, except as expressly permitted hereunder. Payment shall be deemed on time if Exult’s payment is postmarked or otherwise deposited with an acceptable courier service on or before the first day of each month of the Term and received by Prudential by the fifth (5th) day of such month. If the first day of month is a weekend or holiday as set forth on Exhibit B, then the time for making such payment shall be extended to the first business day of the applicable month. In the event that Exult shall fail to pay the License Fee and other sums due hereunder within [***]* days after its due date, then from and after the [***]* day until the date Exult finally pays the License Fee or other sums, Exult shall pay Prudential a late charge at the rate of [***]* percent per annum or the legal maximum, whichever is lower, with respect to the delinquent amount.

The occurrence of the following event if not remedied within the allotted time period, if any, hereinafter provided shall constitute an Event of Default by Exult under this Agreement: Failure of Exult to pay License Fees on the due date for payment or any other charge or sum to be paid to Prudential by Exult when invoiced therefor (provided, however, that [***]* times during each calendar year of the Term, Exult shall be entitled to written notice of late payment and [***]* days to cure before an Event of Default has occurred). Upon the occurrence of any Event of Default, Prudential shall have the right to give notice to Exult at any time after said Event of Default stating that Exult’s right to possession of the Licensed Premises shall expire, and this Agreement shall terminate on the date specified in such notice and upon the date specified in such notice all right of Exult to possession of the Licensed Premises hereunder shall terminate, and this Agreement shall terminate, but Exult shall remain liable for the License Fees and any other charge or sum to be paid to Prudential through the termination date specified in such notice.

The License Fee shall be reasonably adjusted on an annual basis by Prudential during the Term in an amount that reasonably reflects any increases or decreases Prudential is obligated to pay Landlord under the Prime Lease. Prudential shall provide Exult with written notice of the new License Fee for each following calendar year on or before December 1 of each previous calendar year. The License Fee for calendar year 200   immediately following the Commencement Date will be $                 per month, at the rate of $                /sf/annum. Prudential agrees not to raise the rate for 200_ beyond this rate.

In the event the Commencement Date of this Agreement shall start on any day other than the first day of a calendar month, or the termination date occurs on any day other than the last day of a calendar month, the License Fee for any fractional month shall be apportioned pro rata on a per diem basis based upon the number of days within such calendar month.

Except as provided herein, Exult shall have no obligation other than the License Fee to pay any additional costs for repair and maintenance, water, heating, ventilation, and air conditioning, electricity, janitorial and housekeeping services furnished to, or other services and utilities related to operating, the Licensed Premises (collectively, “Services”). Prudential and Exult acknowledge and agree that such Services are provided to the Licensed Premises by Landlord pursuant to the Prime Lease. Prudential shall pay its Percentage Share (as defined in the Prime Lease) of the costs of these Services as Project Operating Costs (as defined in the Prime Lease) in accordance with the Prime Lease. Notwithstanding anything to the contrary contained herein, Exult shall be required to pay Prudential within ten (10) days of Exult’s receipt of a written itemized invoice, for (a) the actual cost incurred by Landlord or Prudential for the Services, including security, furnished to the Licensed Premises during hours other than between             AM and             PM on Monday through Friday [business hours defined in particular Prime Lease] (excluding holidays as set forth on Exhibit B); and (b) repairs and maintenance to the Licensed Premises (other than normal wear and tear), Prudential’s premises leased pursuant to the Prime Lease and the remainder of the Building required as result of the acts or omissions of Exult, its employees, agents, contractors or invitees (other than repairs and maintenance due to normal wear and tear). Exult acknowledges that Landlord’s current charge for after-hours heating, ventilation and air conditioning in the Building is $            /hour for air conditioning and $            /hour for heating. Exult shall also pay its share of the cost of Landlord’s engineer to operate the overtime HVAC systems, up to $            /hr., which rate is subject to periodic increase during the Term.

Exult shall pay the monthly License Fee and any other fees and charges payable under this Agreement to Prudential at the times set forth in this Agreement to the following address:

[***]*

All checks shall be made payable to [***]*

5. Condition of Licensed Premises. Exult has examined and agrees to accept the Licensed Premises “as is”, in its currently existing condition and understands that no work is to be performed by Prudential in connection with Exult ‘s use and occupancy thereof, except that Prudential shall, at its sole cost and expense, [***]* deliver Exult possession of the Licensed Premises in broom clean condition on the Commencement Date [optional: furnished with the Prudential Furnishings [***]*] Exult agrees that it shall not make any alterations, improvements or installations in the Licensed Premises without the prior written consent of Prudential and Landlord, except that Exult may alter the Licensed Premises without Prudential’s and Landlord’s consent, if such alterations (i) are non-structural, (ii) do not exceed [***]* in total cost in each instance, (iii) comply with Landlord’s reasonable rules and regulations, (iv) do not impact on Building HVAC, electrical, life safety, or plumbing systems, and (v) comply with all local laws, rules and ordinances. Excepting the Work to be performed by Prudential and as otherwise expressly set forth in this Agreement, Exult acknowledges that Prudential makes no representation or warranty with respect to the condition of the Licensed Premises. Notwithstanding anything to the contrary in this Agreement, Exult is permitted, at its own cost, to erect signage or other branding equal in prominence and size to any Prudential signage or branding in the Licensed Premises, subject to Prudential’s and Landlord’s prior written consent.

Exult shall be solely responsible for providing its computer hardware and software necessary for the conduct of its business. Exult and Prudential shall coordinate the technical configurations for network and voice systems for Exult’s business operations within the Licensed Premises. [***]*

Subject to Article 13 below, except for either party’s liability for its own gross negligence or willful misconduct, neither party shall have any liability to the other for any consequential, indirect, special, incidental or punitive damages arising from or relating to the Licensed Premises, their obligations under this Agreement or otherwise, including for loss of data, lost profits, loss of goodwill or otherwise, even if either has been advised of the possibility of such damages.

6. Prudential’s Obligations. Provided Exult timely pays all License Fees pursuant to this Agreement and performs the covenants on its part to be performed, Prudential must comply with all of its obligations and covenants expressed or implied under the Prime Lease with respect to the Licensed Premises and must use its reasonable efforts to ensure that the Landlord complies with its obligations and covenants expressed or implied under the Prime Lease with respect to the Licensed Premises.

7. Indemnification and Insurance. Exult hereby agrees to indemnify, defend (with counsel reasonably acceptable to Prudential) and hold Prudential, the Landlord of the Building,                     [and its management company                            ], harmless from and against all claims and lawsuits for property (real and personal) damage and bodily injuries (including death resulting therefrom), which shall occur in or about the Licensed Premises and is caused by the negligence or willful acts of Exult, its agents, employees, contractors or invitees.

Prudential hereby agrees to indemnify, defend (with counsel reasonably acceptable to Exult) and hold Exult harmless from and against all claims and lawsuits for property (real and personal) damage and bodily injuries (including death resulting therefrom), which shall occur in or about the Licensed Premises, and to the extent caused by the negligence or willful acts of Prudential, its agents, employees, contractors or invitees.

During the entire Term of this Agreement, at its sole expense, Exult shall maintain (i) Worker’s Compensation with statutory limits, (ii) Employers’ Liability Insurance with a minimum limit of at least [***]*, and (iii) Commercial General Liability Insurance, including Broad Form Property Damage and Contractual Liability, with a minimum limit of at least [***]*. The Commercial General Liability Insurance shall be issued by an insurer, and shall be in form and substance, reasonably acceptable to, Prudential and Landlord, and shall include Prudential and the Landlord as additional insureds. Coverage of the Commercial General Liability Insurance may be evidenced by a standard certificate of insurance. An insurer with an [***]* or better rating by AM Best shall be acceptable.

Exult and Prudential each hereby release the other, and waives their entire right of recovery against the other, for loss or damage to their respective property (real and personal) in, on or about the Building and Licensed Premises, whether due to the negligence of Exult or Prudential or their agents, employees, contractors and/or invitees and any sublicensees of Exult, if any, or otherwise. Exult and Prudential further agree that their respective policies of property insurance shall contain a waiver of the insurer’s right of subrogation (or a provision permitting the insured to waive the insurer’s right of subrogation, in which event Exult and Prudential hereby waive their insurer’s right of subrogation) against the other party to this Agreement for any claims for the loss or damage to the insured’s property (real and personal).

In addition, Exult releases Landlord, and waives its entire right of recovery against the Landlord, for loss or damage to their respective property (real and personal) in, on or about the Building and Licensed Premises, whether due to the negligence of Landlord or its agents, employees, contractors and/or invitees and any sublicensees of Landlord, if any, or otherwise. Exult further agrees that its respective policy of property insurance shall contain a waiver of the insurer’s right of subrogation (or a provision permitting the insured to waive the insurer’s right of subrogation, in which event Exult hereby waives its insurer’s right of subrogation) against Landlord for any claims for the loss or damage to the insured’s property (real and personal).

8. Force Majeure. “Force Majeure Event” means fire, flood, war, civil disturbances, acts of civil or military authorities or the public enemy, or other similar causes outside the impacted party’s reasonable control. Exult and Prudential shall not be liable to the other if it is prevented from performing any of its obligations under this Agreement by a Force Majeure Event, provided the inability to perform could not be prevented by the exercise of reasonable diligence and judgment and the non-performing party made all commercially reasonable efforts to mitigate the effects of such inability to perform. A Force Majeure Event shall not apply to Exult’s obligation to pay the License Fee hereunder.

9. Services. Prudential shall not be responsible for the rendition or delivery of any Services or utilities to the Licensed Premises whatsoever other than as set forth in the Prime Lease. Exult shall be entitled to receive all of the Services pertaining to the

Licensed Premises which Prudential is entitled to receive under the Prime Lease, although Landlord shall have no direct obligation to Exult to provide the same. Exult recognizes that such Services are to be supplied by Landlord and not by Prudential. Notwithstanding the foregoing, provided Exult timely pays all License Fees pursuant to this Agreement, Prudential agrees to pay rent and all other charges under the Prime Lease, and shall not take any action which would impair Prudential’s rights to receive the Services within the Licensed Premises from the Landlord under the Prime Lease.

10. Identification Badges. Each Exult employee shall be required to obtain a vendor’s identification card for access to the Building, Prudential’s premises and the Licensed Premises. Exult’s employees will display such cards at all times while in the Licensed Premises.

Prudential shall provide Exult with the first [***]* vendor identification cards at [***]*. In the event that Exult requires vendor identification cards for replacement or new personnel, then Prudential shall provide Exult with such cards upon written notice from Exult, and [***]*.

Exult agrees to comply with building requirements as set forth in Exhibit C and such other and further reasonable Rules and Regulations as Landlord hereafter at any time or from time to time may make and may communicate in writing to Prudential and Exult. The current Rules and Regulations for the Building, of which the Licensed Premises forms a part, are annexed hereto as Exhibit C and made a part hereof.

If an Exult employee turns over his/her building vendor identification card to an Exult supervisor, that supervisor will turn over such access card to a Prudential compliance officer.

11. Building Services. Exult understands and agrees that Prudential makes no representation or warranty with respect to the availability and continuity of Building Services to the Licensed Premises, including elevators, HVAC service, electricity and other utilities, all of which Services are being provided by Landlord; provided, however, so long as Exult timely pays all License Fees pursuant to this Agreement, Prudential agrees to pay rent and all other charges under the Prime Lease, and shall not take any action which would impair Prudential’s rights to such Building Services to the Licensed Premises from the Landlord under the Prime Lease.

In the event Exult is deprived of the use and occupancy of a portion or all of the Licensed Premises as a result of such stoppage or interruption of Building Services for a period of at least                      consecutive days, then from and after the          day

until the service is restored, then Exult shall be entitled to an abatement in License Fees, pro rata. [language to be consistent with Prime Lease]

12. Landlord Consent. Exult acknowledges and agrees that this Agreement is subject to the consent of Landlord, which shall be reflected in a consent letter by Landlord. In the event such consent is not obtained within 15 days’ of execution of this Agreement, any party may terminate this Agreement with 1 day’s written notice to the other party without liability or penalty for such termination.

13. End of Term and Holding Over. A. Upon the expiration or sooner termination date of this License, Exult will (i) surrender and vacate the Licensed Premises in broom clean, in good order, repair and condition (reasonable wear and tear excepted), (ii) remove all of its property and all partitions wholly within the Licensed Premises and shall repair any damages to the Licensed Premises, Prudential’s premises or the Building caused by their installation or by such removal, and (iii) comply with all of Exult’s obligations under this Agreement; and in the event of Exult’s failure to do so, Prudential shall be entitled to enforce all of Prudential’s rights and remedies under this Agreement with Exult and applicable law, including, without limitation, termination of this Agreement and obtain possession of the Licensed Premises against any remaining occupants of the Licensed Premises, and also to physically remove any property left at the Licensed Premises by Exult and to dispose of said property and to apply the proceeds as a credit against the amounts owed to Prudential. Exult releases Prudential from any liability in connection with the removal and disposition of said property, except for Prudential’s gross negligence or willful misconduct.

B. Exult acknowledges that time is of the essence with respect to Exult’s surrender, vacating and removal from the Licensed Premises upon the expiration of the License Term or earlier termination thereof as provided herein.

C. Exult covenants and agrees to pay, in addition to any other sums and charges payable to Prudential (prorated on a daily basis), a holdover license fee at a rate of [***]* of the then current License Fee at the end of the Term of this Agreement per day for use and occupancy of the Licensed Premises (including the Services) for each day after expiration or sooner termination of this Agreement that Exult fails to surrender and vacate the Licensed Premises. Exult shall also pay to Prudential all damages, direct, indirect and/or consequential (including, without limitation, penalty payments to any subtenant, the loss of a subtenant and of rental income) sustained by reason of any such holding over. Nothing contained in this subparagraph (C) shall in any way be deemed or construed to limit Prudential’s rights pursuant to subparagraph (A) of this paragraph (12). In the event Exult does not vacate the Licensed Premises on or before the Agreement expiration date or sooner termination date, without limiting any of Prudential’s rights hereunder, Prudential may immediately commence eviction proceedings against Exult, and Exult hereby waives any and all defenses to such an action.

14. a. Subordination. Notwithstanding anything in this Agreement to the contrary, Prudential and Exult confirm and agree that this Agreement is subject and subordinate to all of the terms, covenants and conditions of the Prime Lease and to the matters to which the Prime Lease shall be subordinate. Exult agrees to observe and perform all of the covenants, conditions and obligations of Prudential under the Prime Lease with respect to the Licensed Premises, except that Exult will not be required to pay any basic rent or additional rent or any other fee, cost or expense under the Prime Lease. In the event of the cancellation or termination of the Prime Lease, for any reason whatsoever, this Agreement shall thereupon be simultaneously canceled and terminated without prejudice to Exult’s rights and remedies hereunder. Prudential shall not be liable to Exult by reason of such termination unless such termination shall have been effected because of a default on the part of Prudential as Tenant under the Prime Lease.

b. This License Agreement grants a license only; it shall not be deemed a lease, and Exult shall not be deemed a tenant of the Building having a leasehold or other possessory interest in the Licensed Premises. This Agreement grants to Exult only a personal privilege to use and occupy the Licensed Premises for the License Term on the terms and conditions set forth herein. Accordingly, to the fullest extent permitted by applicable law, Exult hereby waives any right that Exult may have as a tenant under applicable law with respect to the Licensed Premises.

15. Incorporation of Services Agreement provisions. The following provisions of the Services Agreement are incorporated into and made a part of this Agreement: Subsections (b), (c) and (d) of Section 3.04 (Service Locations); Section 13.05 (Conduct of Service Provider Personnel); Section 15.08 (c) Taxes; Article 18 (Confidentiality and Security); and Schedule O (Systems Access Protocols).

16. Notices. Any notice, demand, bill, invoice, statement or communication which either Prudential or Exult may desire or be required to give to the other in connection with this Agreement shall be in writing and shall be deemed to have been sufficiently given if sent by (i) Certified or Registered Mail, Return Receipt

Requested, or (ii) a nationally recognized overnight courier, such as Airborne Express, Federal Express or United Parcel, to such other party at the following addresses:

[***]*

Any notices will be deemed given only upon actual receipt. Exult shall notify Prudential of its forwarding address within thirty (30) days following the expiration or sooner termination of this License.

17. Exult Representations and Warranties.

Exult represents and warrants to Prudential that:

(a)	Exult is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)	Exult has all requisite corporate power and authority to enter into this Agreement.

(c)	This Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation of Exult, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity.

(d)	The execution, delivery and performance of this Agreement by Exult does not conflict with any material obligation by which Exult is bound, whether arising by contract, operation of law or otherwise.

(e)	In connection with its obligations under this Agreement, Exult shall comply in all material respects with all applicable federal, state and local laws and regulations.

(f)	Exult agrees that it will not engage in oral disclosures of Prudential Confidential Information while in common areas located adjacent to the Licensed Premises, such as coffee rooms and elevator lobbies.

(g)	Exult will cooperate, as reasonably practical (but without the obligation to incur any additional cost or expense), with Prudential in connection with any matter arising from this Agreement including providing information which may be needed in connection with any compliance issues.

18. Prudential Representations and Warranties.

Prudential represents and warrants to Exult that as of the Effective Date:

(a)	Prudential is not in default under the Prime Lease and that no action has, as far as it is aware, been taken or proposed by the Landlord to terminate the Prime Lease for whatever reason;

(b)	the Prime Lease as represented in Exhibit D has not been amended, modified, terminated or otherwise altered;

(c)	the termination date of the Prime Lease is ;

(d)	Prudential will not take any action to amend, modify, or otherwise alter the terms and provisions of the Prime Lease so as to increase or materially affect the obligations of Exult under this Agreement or to decrease or materially affect the rights of Exult under this Agreement;

(e)	Prudential shall not do nor permit anything to be done that would cause the Prime Lease to be terminated with respect to the Licensed Premises, except in the event of a default by Exult hereunder; and

(f)	Prudential has not previously used, stored, generated or disposed of any hazardous materials in, on, under or about the Licensed Premises or Building and Prudential has not violated any environmental laws in connection with its occupancy.

19. Relocation Assistance.

If this Agreement terminates for any reason other than Exult’s uncured material breach or early termination for convenience by Exult or termination of the Services Agreement, then Prudential shall relocate Exult to another comparable Client Service Location, as defined in the Services Agreement, located in Newark, New Jersey upon the following conditions: (a) the new premises shall be substantially the same in size, configurations, and decor as the Licensed Premises, and shall be placed in that condition by Prudential at its cost; (b) as nearly as practicable, the physical relocation of Exult shall take place on a weekend; (c) the parties shall cooperate with each other to provide a smooth transition of

Exult’s business operations with the intent of minimizing any business interruption of Exult’s business operations; and (d) the parties hereto shall immediately execute a new license agreement that incorporates all of the terms and conditions (including the License Fees and the Term) of this Agreement for the new premises, and such new license will be subject to the prior written consent of the landlord for the building where the new premises are located.

20. Each party warrants and represents to the other that in connection with this Agreement, no party has dealt with any brokers, and any party who has worked with a broker for this transaction shall indemnify, defend and hold the other party harmless (including the payment of attorney’s fees) from any claim of any other broker that it had, or is alleged to have had, dealings with concerning this Agreement.

21. Waiver by a party of any breach of any provision of this Agreement shall not be considered as or constitute a waiver or waivers of any subsequent breach of such provision or any other breach of any provision of this Agreement. No course of dealing among Exult and Prudential nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of any party hereto. This Agreement may only be amended with the written consent of each of the parties hereto.

22. In the event that any one or more of the provisions of this Agreement shall be determined to be void or unenforceable by a court of competent jurisdiction or by law, such determination shall not render this Agreement invalid or unenforceable and the remaining provisions hereof shall remain in full force and effect.

23. Exult may not assign this Agreement, or sublicense the whole or any part of the Licensed Premises, or permit the Licensed Premises or any part thereof to be used or occupied by any other person or entity, [***]* without the prior written consent of Prudential and Landlord. In addition, Exult may not assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of Prudential.

24. This Agreement is made pursuant to, and shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

25. This Agreement may be executed in counterparts, each of which shall be an original but all of which together shall constitute one agreement.

26. By his or her execution each of the signatories on behalf of the respective parties hereby warrants and represents to the other that he is duly authorized to execute this License on behalf of such party.

27. Confidentiality. Exult and Prudential agree that the terms of this Agreement shall be kept confidential. Exult and Prudential shall not divulge the terms of this Agreement to any person other than their respective attorneys, accountants, agents, and/or employees who have a need to know any such terms and who agree to keep such information confidential.

28. The covenants and conditions contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the parties hereto.

29. This Agreement constitutes the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

LICENSOR:
The Prudential Insurance Company of America

By:

Title:	Vice President

LICENSEE:
Exult, Inc.

By:

Name:
Title:
Date:

EXHIBIT A

FLOOR PLAN

EXHIBIT B

Corporate Holidays

[subject to revision to be consistent with particular Prime Lease]

New Year’s Day

Dr. Martin Luther King, Jr. Day

President’s Day

Memorial Day

Independence Day

Labor Day

Thanksgiving Day

Day After Thanksgiving

Day Before Christmas

Christmas Day

EXHIBIT C

RULES AND REGULATIONS

EXHIBIT D

PRIME LEASE

EXHIBIT E

PRUDENTIAL FURNISHINGS

[schedule to be listed]

EXHIBIT F

“WORK”

[SCOPE OF WORK TO BE SPECIFIED]